FOR IMMEDIATE RELEASE

CNA FINANCIAL ANNOUNCES SECOND QUARTER 2021
NET INCOME OF $1.35 PER SHARE AND CORE INCOME OF $1.25 PER SHARE
•Net income was $368 million versus $151 million in the prior year quarter; core income was a record $341 million versus $99 million in the prior year quarter.
•The P&C combined ratio was 94.0% compared with 109.2% in the prior year quarter, including 2.8 points of catastrophe loss impact compared with 17.5 points in the prior year quarter.
•Net catastrophe losses were $54 million pretax versus $301 million in the prior year quarter.
•The underlying combined ratio was 91.4% compared with 93.2% in the prior year quarter. The underlying loss ratio was 59.5% compared with 59.3% in the prior year quarter, which reflected a 0.9 point benefit from lower loss frequency as a result of COVID-19 shelter in place restrictions.
•The expense ratio was 31.6% compared with 33.6% in the prior year quarter, which included a 0.5 point adverse impact related to COVID-19.
•P&C segments generated net earned premium growth of 11%. Excluding the impact of COVID-19 in the prior year quarter, net earned premiums grew 8%.
•P&C segments, excluding third party captives, generated gross written premium growth of 8%. Net written premiums decreased 1%. Excluding the impact of a one-time catch-up related to a new property quota share reinsurance treaty, net written premiums grew 5%.
•P&C earned rate of +12% and continued double-digit written rate of +10% for the quarter.
•Net investment income of $591 million pretax includes $156 million of income from limited partnerships and common stock compared with $534 million of pretax net investment income which included $84 million of income from limited partnerships and common stock in the prior year quarter.
•Book value per share of $46.69; book value per share excluding AOCI of $44.81, a 6% increase from year-end 2020 adjusting for $1.51 of dividends per share.
•Board of Directors declares regular quarterly cash dividend of $0.38 per share.

CHICAGO, August 2, 2021 --- CNA Financial Corporation (NYSE: CNA) today announced second quarter 2021 net income of $368 million, or $1.35 per share, versus $151 million, or $0.55 per share, in the prior year quarter. Core income for the quarter was $341 million, or $1.25 per share, versus $99 million, or $0.36 per share, in the prior year quarter.
Our Property & Casualty segments produced core income of $351 million for the second quarter of 2021, an increase of $226 million compared to the prior year quarter primarily due to lower net catastrophe losses and improved non-catastrophe current accident year underwriting results.
Our Life & Group and Corporate & Other segments produced core income (loss) for the second quarter of 2021 of $43 million and $(53) million, respectively. Corporate & Other includes a $40 million pretax charge for legacy mass tort exposures in the current quarter.
CNA Financial declared a quarterly dividend of $0.38 per share, payable September 2, 2021 to stockholders of record on August 16, 2021.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions, except per share data)	2021	2020	2021	2020
Net income	$368	$151	$680	$90
Core income (a)	341	99	604	207

Net income per diluted share	$1.35	$0.55	$2.49	$0.33
Core income per diluted share	1.25	0.36	2.21	0.76

	June 30, 2021	December 31, 2020
Book value per share	$46.69	$46.82
Book value per share excluding AOCI	44.81	43.86
(a)Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.
“CNA produced record core income in the quarter resulting from improvement in the underlying combined ratio, very strong investment results and a lower level of catastrophe losses. We recorded a rate increase of +10%, the fifth consecutive quarter of double-digit rate increase. Earned rate is now just shy of +12% and well above our long run loss cost trend. In the first part of the quarter transactional limitations resulting from the cyber incident had an impact on production. But we were able to quickly regain momentum and finish the quarter with a very strong June. This enabled us to grow our gross written premium by 8% and new business by 10% for the quarter. We are well positioned to continue capitalizing on the favorable market conditions we anticipate in the latter half of 2021,” said Dino E. Robusto, Chairman & Chief Executive Officer of CNA Financial Corporation.

Property & Casualty Operations

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2021	2020	2021	2020
Gross written premiums ex. 3rd party captives	$2,296	$2,132	$4,566	$4,239
GWP ex. 3rd party captives change (% year over year)	8%		8%
Net written premiums	$1,909	$1,930	$3,846	$3,793
NWP change (% year over year)	(1)%		1%
Net investment income	$322	$308	$601	$421
Core income	351	125	614	246

Loss ratio excluding catastrophes and development	59.5%	59.3%	59.8%	59.8%
Effect of catastrophe impacts	2.8	17.5	4.7	10.9
Effect of development-related items	(0.2)	(1.5)	(0.3)	(1.1)
Loss ratio	62.1%	75.3%	64.2%	69.6%

Expense ratio	31.6%	33.6%	31.5%	33.2%

Combined ratio	94.0%	109.2%	96.0%	103.2%
Combined ratio excluding catastrophes and development	91.4%	93.2%	91.6%	93.4%
•The combined ratio excluding catastrophes and development improved 1.8 points as compared with the prior year quarter. The expense ratio improved 2.0 points compared to the prior year quarter driven by net earned premium growth. The underlying loss ratio increased 0.2 points. The prior year quarter included a 0.5 point adverse impact on the expense ratio and a 0.9 point benefit in the underlying loss ratio related to COVID-19.
•The combined ratio improved 15.2 points as compared with the prior year quarter. Net catastrophe losses were $54 million, or 2.8 points of the loss ratio in the quarter compared with $301 million, or 17.5 points of the loss ratio, for the prior year quarter. Catastrophe losses in the second quarter of 2021 were driven by severe weather related events. Catastrophe losses in the second quarter of 2020 include $182 million related to COVID-19, $61 million related to civil unrest and $58 million related primarily to severe weather related events. Favorable net prior period development improved the loss ratio by 0.2 points in the current quarter compared with 1.5 points of improvement in the prior year quarter.
•During the second quarter, we added a quota share treaty to our property reinsurance program, which covers policies written during the treaty term and in-force as of June 1, 2021. As a result of the coverage of in-force policies, net written premiums were reduced by $122 million during the quarter for the one-time catch-up under the treaty of unearned premium on policies previously written as of the June 1, 2021 treaty inception. This ceded premium will earn in future quarters consistent with the underlying gross policies.
•P&C segments, excluding third party captives, generated gross written premium growth of 8%. Excluding the impact of the June 1, 2021 written premium catch-up related to the property quota share treaty, net written premiums grew 5%.

Business Operating Highlights
Specialty

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2021	2020	2021	2020
Gross written premiums ex. 3rd party captives	$897	$811	$1,713	$1,552
GWP ex. 3rd party captives change (% year over year)	11%		10%
Net written premiums	$786	$742	$1,528	$1,436
NWP change (% year over year)	6%		6%
Core income	$188	$90	$358	$186

Loss ratio excluding catastrophes and development	59.0%	59.9%	59.2%	59.7%
Effect of catastrophe impacts	—	15.0	0.3	8.2
Effect of development-related items	(1.3)	(2.9)	(1.6)	(2.3)
Loss ratio	57.7%	72.0%	57.9%	65.6%

Expense ratio	30.0%	32.0%	30.2%	32.1%

Combined ratio	87.9%	104.2%	88.3%	97.9%
Combined ratio excluding catastrophes and development	89.2%	92.1%	89.6%	92.0%
•The combined ratio excluding catastrophes and development improved 2.9 points as compared with the prior year quarter. The expense ratio improved 2.0 points driven by a favorable acquisition ratio and net earned premium growth of 8%. The underlying loss ratio improved 0.9 points.
•The combined ratio improved by 16.3 points as compared with the prior year quarter. Net catastrophe losses were $1 million, which had minimal impact on the loss ratio in the second quarter of 2021 compared with $105 million, or 15.0 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 1.3 points in the quarter compared with 2.9 points of improvement in the prior year quarter.
•Gross written premiums, excluding third party captives, grew 11% and net written premiums grew 6% for the second quarter of 2021.

Commercial

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2021	2020	2021	2020
Gross written premiums ex. 3rd party captives	$1,060	$1,044	$2,171	$2,103
GWP ex. 3rd party captives change (% year over year)	2%		3%
Net written premiums	$831	$949	$1,791	$1,899
NWP change (% year over year)	(12)%		(6)%
Core income	$137	$49	$206	$72

Loss ratio excluding catastrophes and development	60.1%	58.7%	60.4%	59.7%
Effect of catastrophe impacts	5.8	19.0	9.6	12.8
Effect of development-related items	0.8	(0.3)	0.7	(0.1)
Loss ratio	66.7%	77.4%	70.7%	72.4%

Expense ratio	32.3%	33.9%	31.8%	33.6%

Combined ratio	99.6%	111.9%	103.1%	106.6%
Combined ratio excluding catastrophes and development	93.0%	93.2%	92.8%	93.9%
•The combined ratio excluding catastrophes and development improved 0.2 points as compared with the prior year quarter. The expense ratio improved 1.6 points driven by net earned premium growth of 11%. Net earned premium was partially impacted by a reduction in estimated audit premiums related to COVID-19 in the second quarter of 2020. The underlying loss ratio increased 1.4 points driven by lower loss frequency as a result of COVID-19 shelter in place restrictions in the second quarter of 2020.
•The combined ratio improved 12.3 points as compared with the prior year quarter. Net catastrophe losses were $51 million, or 5.8 points of the loss ratio in the second quarter of 2021 compared with $151 million, or 19.0 points of the loss ratio, for the prior year quarter.
•Gross written premiums, excluding third party captives, grew 2%. Excluding the impact of the June 1, 2021 written premium catch-up related to the property quota share treaty, net written premiums decreased 1%.

International

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2021	2020	2021	2020
Gross written premiums	$339	$277	$682	$584
GWP change (% year over year)	22%		17%
Net written premiums	$292	$239	$527	$458
NWP change (% year over year)	22%		15%
Core income	$26	$(14)	$50	$(12)

Loss ratio excluding catastrophes and development	59.0%	59.9%	59.3%	60.1%
Effect of catastrophe impacts	0.8	19.9	1.4	11.9
Effect of development-related items	(0.3)	(1.2)	(0.2)	(0.7)
Loss ratio	59.5%	78.6%	60.5%	71.3%

Expense ratio	33.5%	36.7%	33.9%	36.1%

Combined ratio	93.0%	115.3%	94.4%	107.4%
Combined ratio excluding catastrophes and development	92.5%	96.6%	93.2%	96.2%
•The combined ratio excluding catastrophes and development improved 4.1 points as compared with the prior year quarter. The expense ratio improved 3.2 points driven by net earned premium growth of 19% and lower acquisition costs. The underlying loss ratio improved 0.9 points.
•The combined ratio improved 22.3 points as compared with the prior year quarter. Net catastrophe losses were $2 million, or 0.8 points of the loss ratio in the second quarter of 2021, compared with $45 million, or 19.9 points of the loss ratio, for the prior year quarter. Favorable net prior year development improved the loss ratio by 0.3 points in the quarter compared with a 1.2 point improvement in the prior year quarter.
•Excluding currency fluctuations, gross written premiums and net written premiums for International increased 13% for the second quarter of 2021 as compared with the prior year quarter.

Life & Group

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2021	2020	2021	2020
Net earned premiums	$126	$126	$246	$253
Net investment income	265	206	484	414
Core income	43	14	79	18
Core income improved $29 million for the second quarter of 2021 as compared with the prior year quarter primarily due to higher net investment income driven by returns in the limited partnership portfolio and better than expected morbidity in the long term care business, partially offset by unfavorable persistency.
Corporate & Other

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2021	2020	2021	2020
Net investment income	$4	$20	$10	$28
Interest expense	28	31	56	62
Core loss	(53)	(40)	(89)	(57)
Core loss increased $13 million for the second quarter of 2021 as compared with the prior year quarter primarily driven by lower allocated net investment income. The current quarter includes unfavorable development related to legacy mass tort exposures of $40 million compared with $50 million in the second quarter of 2020.
Net Investment Income

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2021	2020	2021	2020
Net investment income	$591	$534	$1,095	$863
Net investment income increased $57 million as compared with the prior year quarter. The increase was driven by limited partnership and common stock investments, which returned 8.3%, or $156 million for the second quarter of 2021 compared with 5.0%, or $84 million in the prior year quarter.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 120 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe.  For more information, please visit CNA at www.cna.com.
Contact

Media:	Analysts:
Cara McCall, 312-822-1309	Amy C. Adams, 312-822-5533
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 8:00 a.m. (CT) today. On the conference call will be Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation, Al Miralles, Executive Vice President and Chief Financial Officer of CNA Financial Corporation and other members of senior management. Participants can access the call by dialing (800) 289-0571, or for international callers, +1 (720) 543-0206. The call will also be broadcast live on the internet and may be accessed from the Investor Relations page of the CNA website (www.cna.com). A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting investor.relations@cna.com.
Definition of Reported Segments
•Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
•Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses.
•International underwrites property and casualty coverages on a global basis through two insurance companies based in the U.K. and Luxembourg, a branch operation in Canada as well as through our Lloyd's Syndicate.
•Life & Group primarily includes the results of the individual and group long term care businesses that are in run off.
•Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re, asbestos and environmental pollution (A&EP), excess workers' compensation and legacy mass tort.
Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
•Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.
•Underlying loss ratio represents the loss ratio excluding catastrophes and development.
•Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.
•Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.
•Combined ratio is the sum of the loss, expense and dividend ratios.
•Underlying combined ratio is the sum of the underlying loss, expense and dividend ratios.
•Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.
•Rate represents the average change in price on policies that renew excluding exposure change. For certain products within Small Business, where quantifiable, rate includes the influence of new business as well.
•Retention represents the percentage of premium dollars renewed in comparison to the expiring premium dollars from policies available to renew.
•New business represents premiums from policies written with new customers and additional policies written with existing customers.
Gross written premiums ex. 3rd party captives represents gross written premiums excluding business which is ceded to third party captives, including business related to large warranty programs.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.

Reconciliation of GAAP Measures to Non-GAAP Measures
This press release also contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and any cumulative effects of changes in accounting guidance. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not necessarily reflective of our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2021	2020	2021	2020
Net income	$368	$151	$680	$90
Less: Net investment gains (losses)	27	52	76	(117)
Core income	$341	$99	$604	$207
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2021	2020	2021	2020
Net income per diluted share	$1.35	$0.55	$2.49	$0.33
Less: Net investment gains (losses)	0.10	0.19	0.28	(0.43)
Core income per diluted share	$1.25	$0.36	$2.21	$0.76
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	June 30, 2021	December 31, 2020
Book value per share	$46.69	$46.82
Less: Per share impact of AOCI	1.88	2.96
Book value per share excluding AOCI	$44.81	$43.86

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2021	2020	2021	2020
Annualized net income	$1,473	$603	$1,360	$179
Average stockholders' equity including AOCI (a)	12,379	11,003	12,688	11,930
Return on equity	11.9%	5.5%	10.7%	1.5%

Annualized core income	$1,364	$394	$1,209	$413
Average stockholders' equity excluding AOCI (a)	12,030	11,461	12,031	11,827
Core return on equity	11.3%	3.4%	10.0%	3.5%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2021 CNA. All rights reserved.

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